Exhibit EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

First Eagle Private Credit Fund

(Name of Issuer)

First Eagle Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid

Fees Previously Paid	$14,991,342(a)	0.00015310	$2,295.17(b)

Total Transaction Valuation	14,991,342

Total Fees Due for Filing			$2,295.17

Total Fees Previously Paid			$2,295.17

Total Fee Offsets

Net Fee Due			$0.00

(a)

The transaction valuation is calculated as the aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 (the “Shares”), of First Eagle Private Credit Fund (the “Fund”). The fee of $2,295.17 was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-94121) on October 31, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)

Calculated at $153.10 per $1,000,000 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.